Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. REPORTS A $1,203,000 PROFIT AND $0.06 PER SHARE FOR THE THIRD QUARTER OF 2004

Huntington Beach, CA - October 27, 2004 - BJ’s Restaurants, Inc. (NASDAQ: BJRI) released results for the third quarter ended September 26, 2004.

Highlights for the third quarter of 2004, relative to the same quarter last year, were as follows:

•	Revenues increased 22.9% to $32.9 million

•	Comparable restaurant sales increased 2.9%

•	Net income increased 24.3% to $1.2 million

•	Diluted earnings per share of $0.06 versus $0.05

•	New restaurants opened in Summerlin, Nevada and Fresno, California

Revenues totaled $32,867,000 for the third quarter of 2004, an increase of 22.9% compared with the same quarter of 2003. Revenues increased primarily due to the 2003 restaurant openings in Cerritos, California and San Jose, California and the January 2004 opening of Willowbrook, Texas, the June 2004 opening of Laguna Hills, California and Summerlin, Nevada as well as the August 2004 opening of Fresno, California. Also contributing to revenue growth was an increase in comparable restaurant sales of 2.9% for restaurants opened greater than eighteen months. These increases were partially offset by the sale of the three Pietro’s restaurants, completed on March 15, 2004.

For the third quarter of 2004, the Company reported that net income increased 24.3% to $1,203,000, or $0.06 diluted earnings per share, as compared to net income of $968,000, or $0.05 diluted earnings per share for the same period of 2003. The increase in net income quarter over quarter is primarily due to the increase in restaurant sales combined with a reduction in cost of sales, occupancy, operating and general and administrative expenses as a percentage of sales; partially offset by increases to labor and benefits, depreciation and amortization and restaurant opening expenses as a percentage of sales.

Revenues totaled $91,159,000 for the thirty-nine weeks ended September 26, 2004; an increase of 20.0% compared to the thirty-nine weeks ended September 28, 2003. Revenues increased primarily due to the 2003 openings of restaurants in Clear Lake, Texas, Addison, Texas, Cerritos, California and San Jose, California, as well as the 2004 openings of Willowbrook, Texas, Laguna Hills, California, Summerlin, Nevada and Fresno, California. Also contributing to revenue growth for the thirty-nine weeks ended September 26, 2004 was an increase in our same store sales of 4.6% for restaurants opened greater than eighteen months. These increases were partially offset by the closure of our Portland, Oregon restaurant during June 2003, and the sale of the three Pietro’s restaurants on March 15, 2004.

The Company reported net income of $4,982,000, or $0.24 diluted earnings per share, for the thirty-nine weeks ended September 26, 2004, compared to net income of $2,874,000, or $0.14 diluted earnings per share, for the thirty-nine weeks ended September 28, 2003. Included in the thirty-nine weeks ended September 26, 2004 earnings and earnings per share results is a pre-tax gain of $1,658,000 from the sale of the three Pietro’s restaurants and related trademarks for the Pietro’s brand, or a $0.05 after-tax gain per diluted share.

Paul Motenko, Chairman and Co-CEO, commented, “We were pleased with third quarter results, particularly our successful restaurant openings in Summerlin, Nevada and Fresno, California; both of which exceeded our initial revenue expectations. In addition, we have been extremely pleased with initial guest response at our San Bernardino, California restaurant, which opened early in the fourth quarter. With today’s opening of our Folsom, California restaurant, we have successfully met our plan to open at least six units in 2004. For 2005, our current expectation is to open eight or more units, in-line with our objective of at least 20% annual unit growth.”

2004 Outlook

The Company maintains its projection for 2004 revenues to be between $124 million and $128 million and 2004 diluted earnings per share of $0.30 to $0.33, including the approximate $0.05 per share after-tax gain from the sale of all three Pietro’s restaurants and related assets during the first quarter. Expectations for 2004 are based on 6 to 7 new BJ’s Restaurant openings and full-year comparable restaurant revenue growth of 3.0% to 4.0%. BJ’s Restaurants will have one additional week in fiscal 2004, a 53-week year versus the standard 52-week year, which is reflected in the guidance issued above.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 27, 2004, at 2:00 p.m. PDT. The number to dial for this teleconference is (888) 424-5801. A replay of the conference call will be available through October 30, 2004 by dialing (877) 519-4471 and entering passcode 4991331.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (25), Texas (4), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

Further information concerning the Company’s results of operations for the third quarter 2004 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 5, 2004.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(In thousands, except for per share data)

	For the Thirteen Weeks Ended				For the Thirty-Nine Weeks Ended
Statement of Income Data:	September 26, 2004		September 28, 2003		September 26, 2004		September 28, 2003
Revenues	$32,867	100.0%	$26,744	100.0%	$91,159	100.0%	$75,951	100.0%
Costs and expenses:
Cost of sales	8,668	26.4	7,127	26.6	23,701	26.0	20,149	26.5
Labor and benefits	11,813	35.9	9,383	35.1	32,574	35.7	27,009	35.6
Occupancy	2,463	7.5	2,045	7.6	6,919	7.6	5,660	7.5
Operating expenses	3,715	11.3	3,161	11.8	9,987	11.0	8,716	11.5
General and administrative	2,474	7.5	2,203	8.2	7,207	7.9	6,555	8.6
Depreciation and amortization	1,330	4.0	993	3.7	3,671	4.0	2,870	3.8
Restaurant opening expense	804	2.4	526	2.0	1,813	2.0	1,229	1.6
Gain from sale of Pietro’s restaurants	—	—	—	—	(1,658)	(1.8)	—	—

Total cost and expenses	31,267	95.0	25,438	95.0	84,214	92.4	72,188	95.1

Income from operations	1,600	5.0	1,306	5.0	6,945	7.6	3,763	4.9

Other income:
Interest income, net	110	0.3	84	0.3	334	0.4	277	0.4
Other income, net	42	0.1	95	0.4	156	0.2	377	0.5

Total other income	152	0.4	179	0.7	490	0.6	654	0.9

Income before income tax expense	1,752	5.4	1,485	5.7	7,435	8.2	4,417	5.8

Income tax expense	549	1.7	517	1.9	2,453	2.7	1,543	2.0

Net income	$1,203	3.7%	$968	3.8%	$4,982	5.5%	$2,874	3.8%

Net income per share:
Basic	$0.06		$0.05		$0.26		$0.15
Diluted	$0.06		$0.05		$0.24		$0.14

Weighted average number of shares outstanding:
Basic	19,455		19,400		19,473		19,400

Diluted	20,538		20,566		20,546		20,389

Condensed Consolidated Balance Sheets

(In thousands)

Balance Sheet Data (end of period):	September 26, 2004 (Unaudited)	December 28, 2003
Cash, cash equivalents and short-term investments	$22,964	$26,940
Total assets	$92,848	$83,705
Total long-term debt, including current portion	$0	$151
Shareholders’ equity	$76,908	$71,051